Exhibit 10.6

SPARTECH CORPORATION

6.82% Senior Notes due 2011

AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT
(Initially Dated as of June 5, 2006)

Dated as of September 10, 2008

(ii)

(iii)

Schedule A	—	Names and Addresses of Noteholders
Schedule B	—	Defined Terms

Exhibit 1.3	—	Form of 6.82% Senior Note due 2011
Exhibit 1.5	—	Form of Subsidiary Guarantee
Exhibit 3.4	—	Form of Opinion of Special Counsel for the Company
Exhibit 3.5	—	Form of Intercreditor Agreement

Schedule 4.4	—	Subsidiaries
Schedule 4.8		Litigation
Schedule 4.10(c)	—	Real Property
Schedule 4.10(d)	—	Leases
Schedule 4.11	—	Licenses, Etc.
Schedule 4.13	—	Existing Indebtedness
Schedule 8.1	—	Liens

(iv)

SPARTECH CORPORATION
120 South Central
Suite 1700
Clayton, MO 63105
6.82% Senior Notes due 2011
As of September 10, 2008
TO EACH OF THE NOTEHOLDERS LISTED
   IN THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
          SPARTECH CORPORATION, a Delaware corporation (the “Company”), agrees with each Noteholder as set forth below. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; references to Sections are, unless otherwise specified, to Sections of this Agreement.
1. AMENDMENT AND RESTATEMENT.
1.1. Prior Issuances.
          Pursuant to those certain Note Purchase Agreements, each dated as of June 5, 2006, between the Company and each of the parties listed on Schedule A thereto as purchasers of the Notes (as amended from time to time and as in effect immediately prior to the Effective Date, collectively, the “Existing Note Agreement”), the Company issued $50,000,000 aggregate principal amount of its 5.78% Senior Notes due 2011 (as amended from time to time and as in effect immediately prior to the Effective Date, the “Existing Notes”). The Existing Notes are currently outstanding and held (beneficially or of record) by the Noteholders as set forth on Schedule A hereto. The Company has requested that the Noteholders agree to amend various provisions of the Existing Note Agreement and the Existing Notes. The Noteholders have, subject to the satisfaction of the conditions set forth in Section 3 of this Agreement, consented to such request. The mutual agreement of the parties as to such matters is set forth in the amendment and restatement of the Existing Note Agreement and the Existing Notes provided for in this Agreement.
1.2. Authorization of Amendment and Restatement of Existing Note Agreement.
          Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Agreement, the Company and each Noteholder, each by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in its entirety of the Existing Note Agreement by this Agreement, and the Existing Note Agreement shall be deemed so amended and restated.

          Notwithstanding the foregoing, (a) the representations and warranties set forth in section 5 and section 6 of the Existing Note Agreement shall be deemed to survive the amendment and restatement of the Existing Note Agreement and (b) the representations and warranties set forth in Section 4 of this Agreement shall be deemed to be additional representations and warranties made as of the date of this Agreement. The provisions of Sections 1 through 3 (inclusive) of the Existing Note Agreement, insofar as they apply to the original issuance of the Existing Notes on the original date of issuance, shall be deemed to survive the amendment and restatement of the Existing Note Agreement.
1.3. Authorization of Amendment and Restatement of Existing Notes and Exchange of Existing Notes.
          Subject to the satisfaction of the conditions set forth in Section 3 of this Agreement, the Company and each Noteholder, each by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in their entirety of the Existing Notes, on the terms set forth in this Section 1.3. The Existing Notes, as amended and restated hereby and in the form of Exhibit 1.3 to this Agreement, and as further amended or amended and restated from time to time, shall be hereinafter referred to, individually, as a “Note” and, collectively, as the “Notes.” Any Note issued on or after the Effective Date shall be in the form of Exhibit 1.3 to this Agreement.
          On or before the Effective Date, the Company will deliver to the holders’ special counsel, Bingham McCutchen LLP, at One State Street, Hartford, CT 06103, one or more Notes, in the denominations specified below such Noteholder’s name on Schedule A hereto, dated as of the most recent interest payment in respect thereof, and payable to such Noteholder or as otherwise indicated on Schedule A hereto, against delivery by such Noteholder of the Existing Notes identified as held by such Noteholder on Schedule A hereto (or notice of lost note in accordance with Section 11.3). Bingham McCutchen LLP will forward each of the Notes to the Noteholders as directed in Schedule A hereto and the Existing Notes (or the notice of lost note) to the Company for cancellation. All amounts owing under, and evidenced by, the Existing Notes as of the Effective Date shall continue to be outstanding under, and shall, after the Effective Date be evidenced by, the Notes, and shall be repayable in accordance with this Agreement and the Notes.
1.4. Security for the Notes and Other Obligations.
          The Notes and the other obligations of the Company in respect of this Agreement are secured by the Collateral on the terms set forth in the Security Documents.
1.5. The Subsidiary Guarantees.
          The Notes and the other obligations of the Company in respect of this Agreement are unconditionally guaranteed by each of the Company’s existing Domestic Subsidiaries (except Subsidiaries that are inactive or have no assets other than ownership interests in other Domestic Subsidiaries), pursuant to subsidiary guarantees substantially in the form of Exhibit 1.5 (individually a “Subsidiary Guarantee” and collectively the “Subsidiary Guarantees”, which terms shall include after the Effective Date all additional Subsidiary Guarantees from time to time executed and delivered pursuant to Section 7.6). Each Person that executes and delivers a Subsidiary Guarantee is referred to herein as a “Subsidiary Guarantor.”
2. INTEREST RATE
          The interest rate applicable to the Existing Notes on the date of original issuance was 5.78% per annum. The interest rate on the Notes, on and after the Effective Date, shall be 6.82% per annum, payable as provided herein and in the Notes.
3. CONDITIONS TO CLOSING.
          The amendment and restatement of the Existing Note Agreement shall be subject to the fulfillment to the satisfaction of all Noteholders and their special counsel of the following conditions on September 10, 2008 (the date of such satisfaction, the “Effective Date”):
3.1. Representations and Warranties.
          The representations and warranties of the Company and the Subsidiaries contained in this Agreement, the other Financing Documents and the Security Documents shall be correct in all material respects on the Effective Date.
3.2. Performance; No Default.
          The Company shall have performed and complied with all agreements and conditions contained in this Agreement, the other Financing Documents and the Security Documents required to be performed or complied with by it on or prior to the Effective Date, and, after giving effect to the amendment and restatement evidenced by this Agreement, no Default or Event of Default shall have occurred and be continuing.
3.3. Compliance Certificates.
          (a) Officer’s Certificate. The Company shall have delivered to each Noteholder or its special counsel an Officer’s Certificate, dated the date of the date hereof, certifying that the conditions specified in Sections 3.1 and 3.2 have been fulfilled.
          (b) Secretary’s Certificate. The Company shall have delivered to each Noteholder or its special counsel a certificate of the Secretary or an Assistant Secretary of the Company attaching (i) a certified copy of the Company’s Organization Documents, (ii) resolutions authorizing this Agreement and each of the other Financing Documents and Security Documents to which it is a party, each, in form and substance satisfactory to the Noteholders, and (iii) incumbency certificates and/or other certificates of Responsible Officers of the Company as the Noteholders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Financing Documents and Security Documents to which the Company is a party or is to be a party.

3.4. Opinion of Company Counsel.
          Each Noteholder or its special counsel shall have received an opinion in form and substance satisfactory to such Noteholder, dated the Effective Date, from Armstrong Teasdale LLP, special counsel for the Company, substantially in the form set forth in Exhibit 3.4 and covering such other matters incident to the transactions contemplated hereby as such Noteholder or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to each Noteholder or its special counsel).
3.5. Other Agreements.
          (a) Amended and Restated Note Purchase Agreement (Initially Dated as of September 15, 2004). The Company shall have entered into that certain Amended and Restated Note Purchase Agreement (Initially Dated as of September 15, 2004), dated as of the Effective Date, with the noteholders listed in schedule A attached thereto (the “Amended and Restated 2004 NPA”), in form and substance satisfactory to each Noteholder, and the Company shall have satisfied the conditions precedent to the Amended and Restated 2004 NPA other than the effectiveness of the Financing Documents. Each Noteholder shall have received true and complete copies of the Amended and Restated 2004 NPA, and each certificate, opinion or other writing then or theretofore delivered to any party to the Amended and Restated 2004NPA in respect of the satisfaction of such conditions precedent (without duplication as to conditions specifically set forth in this Section 3).
          (b) Credit Agreement. The Company shall have entered into that certain Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of the Effective Date, with the Bank of America, N.A., as Administrative Agent and L/C Issuer, The Bank of Tokyo-Mitsubishi UFJ, LTD., and Keybank, National Association as Syndication Agents, Calyon New York Branch and National City Bank of Pennsylvania as Documentation Agents and the other Lenders party thereto (the “Amendment to Credit Agreement” and such credit agreement, as further amended from time to time, the “Credit Agreement”), in form and substance satisfactory to each Noteholder, and the Company shall have satisfied the conditions precedent to the Amendment to Credit Agreement other than the effectiveness of the Financing Documents. Each Noteholder shall have received true and complete copies of the Amendment to Credit Agreement, and each certificate, opinion or other writing then or theretofore delivered to any party to the Amendment to Credit Agreement in respect of the satisfaction of such conditions precedent (without duplication as to conditions specifically set forth in this Section 3).
          (c) Term Loan. The Company shall have entered into that certain Third Amendment to Term Loan Agreement, dated as of the Effective Date, with Calyon New York Branch (the “Amendment to Term Loan Agreement” and such term loan agreement, as further amended from time to time, the “Term Loan Agreement”), in form and substance satisfactory to each Noteholder, and the Company shall have satisfied the conditions precedent to the Amendment to Term Loan Agreement other than the effectiveness of the Financing Documents. Each Noteholder shall have received true and complete copies of the Amendment to Term Loan Agreement, and each certificate, opinion or other writing then or theretofore delivered to any party to the Amendment to Term Loan Agreement in respect of the satisfaction of such conditions precedent (without duplication as to conditions specifically set forth in this Section 3).
          (d) Intercreditor and Collateral Agency Agreement. Each of the Noteholders or its counsel and the Collateral Agent shall have received the Intercreditor Agreement, dated as of the Effective Date, duly executed and delivered by the Company and each other party thereto, in the form attached hereto as Exhibit 3.5.
3.6. Security Documents.
          The Collateral Agent shall have received a security agreement, dated as of the Effective Date, duly executed and delivered by the Company and each Debtor (as defined therein) in form and substance satisfactory to each Noteholder (as amended from time to time, the “Security Agreement”), together with evidence of the taking of all other actions, recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem necessary or desirable within three days of the Effective Date (or as soon as practicable in the case of actions, recordings and filings related to intellectual property), or as otherwise agreed by the Collateral Agent in consultation with the parties to the Credit Agreement, in order to perfect the Lien created thereby, and each of the Noteholders or its counsel shall have received true and correct copies of the same.
3.7. Payment of Special Counsel Fees.
          Without limiting the provisions of Section 13.1, the Company shall have paid on or before the Effective Date the reasonable fees, charges and disbursements of the Noteholders’ special counsel to the extent reflected in a statement of such counsel rendered to the Company at the closing.
3.8. Payment of Fees to Noteholders.
          The Company shall have paid to the Noteholders for their ratable benefit an amendment fee in the amount of 15 basis points against the outstanding principal amount of the Notes, and a fee in respect of certain other matters in the amount of 25 basis points against the outstanding principal amount of the Notes.
3.9. Proceedings and Documents.
          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Noteholder and its special counsel, and such Noteholder and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Noteholder or its counsel may reasonably request.
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
          As of the Effective Date, the Company represents and warrants to each Noteholder that:

4.1. Organization; Power and Authority.
          The Company and each of its Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, and (a) in the case of the Company, to execute and deliver this Agreement, the Notes, the other Financing Documents and the Security Documents and to perform the provisions hereof and thereof, and (b) in the case of each Subsidiary party thereto, to execute and deliver its respective Subsidiary Guarantee and the Security Documents and to perform the provisions thereof.
4.2. Authorization, etc.
          The execution, delivery and performance by the Company of this Agreement, and by the Company and each of its Subsidiaries of any other Financing Document and Security Document to which such Person is a party, has been duly authorized by all necessary action and this Agreement constitutes, and upon the execution and delivery thereof each Financing Document and Security Document will constitute, a legal, valid and binding obligation of the Company and each of its Subsidiaries, as applicable, enforceable against the Company and each of its Subsidiaries, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.3. Disclosure.
          None of the information (financial or otherwise) furnished by or on behalf of the Company or any of its Subsidiaries to the Noteholders in connection with the consummation of the transactions contemplated by the Financing Documents or Security Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were made.
4.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.
          (a) Schedule 4.4 contains (except as noted therein) complete and correct lists of the Company’s (i) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers. Schedule 4.4 also identifies each Significant Subsidiary and each Domestic Subsidiary required to be a Subsidiary Guarantor pursuant hereto.
          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 4.4).
          (c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
          (d) As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in Schedule 4.4 and has no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 4.4.
4.5. Financial Statements.
          All of the financial statements of the Company and its Subsidiaries delivered to the Noteholders on or prior to the Effective Date (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).
4.6. Compliance with Laws, Other Instruments, etc.
          The execution, delivery and performance by the Company and each of its Subsidiaries of the Financing Documents and Security Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, by-laws or other Organization Document, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

4.7. Governmental Authorizations, etc.
          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by the Company, or any of its Subsidiaries, of this Agreement or any other Financing Document to which it is a party, (b) the grant by the Company and each Domestic Subsidiary of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (other than customary filings), or (d) the priority of such Liens required under the Financing Documents.
4.8. Litigation; Observance of Agreements, Statutes and Orders.
          Other than as set forth on Schedule 4.8 hereto:
          (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.9. Taxes.
          The Company and each of its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) currently payable without penalty or interest, (b) the amount of which is not individually or in the aggregate Material or (c) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.

4.10. Title to Property; Leases.
     (a) The Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Liens in favor of the Collateral Agent and Permitted Liens, and except for such defects in title as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The property of the Company and each of its Subsidiaries is free and clear of all Liens except for Permitted Liens.
4.11. Licenses, Permits, etc.
          Except as disclosed in Schedule 4.11,
     (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;
     (b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and
     (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
4.12. Compliance with ERISA.
          (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
          (d) The expected post retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
          (e) The execution and delivery of this Agreement will not involve any prohibited transaction (as such term is defined in section 406(a) of ERISA and section 4975(c)(1)(A)-(D) of the Code), that could subject the Company or any holder of a Note to any tax or penalty on prohibited transactions imposed under said section 4975 of the Code or by section 502(i) of ERISA. The representation by the Company in the first sentence of this Section 4.12(e) is made in reliance upon and subject to the accuracy of each Noteholder’s representation in section 6.2 of the Existing Note Agreement as to the source of the funds used to pay the purchase price of the Existing Notes.
4.13. Existing Indebtedness.
          Schedule 4.13 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries in an unpaid principal amount exceeding $1,000,000 as of the date set forth thereon (except as otherwise indicated), in each case setting forth the identity of the obligor and obligee in respect thereof, whether such Indebtedness is secured by Liens, and whether such Indebtedness constitutes, or is supported by, a Guaranty. Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect except as otherwise indicated on Schedule 4.13, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary in an unpaid principal amount exceeding $1,000,000, and no event or condition exists with respect to any such Indebtedness of the Company or any Subsidiary that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
4.14. Foreign Assets Control Regulations, etc.
          (a) The amendment and restatement of the Existing Note Agreement by the Company represented hereby will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR,

Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions, or is otherwise associated, with any such Person. The Company and its Subsidiaries are in substantial compliance with the USA Patriot Act.
4.15. Status Under Certain Statutes.
          Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
4.16. Environmental Matters.
          Other than as set forth in Schedule 4.8, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Noteholder in writing prior to its execution and delivery of this Agreement,
     (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
     (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
     (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

4.17. Solvency.
          The Company is, and after giving effect to the transactions contemplated by the Financing Documents will be, a “solvent institution”, as said term is used in Section 1405(c) of the New York Insurance Law, whose “obligations . . . are not in default as to principal or interest”, as said terms are used in said Section 1405(c).
5. INFORMATION AS TO COMPANY.
5.1. Financial and Business Information.
          The Company shall deliver to each holder of Notes that is an Institutional Investor:
        (a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
      (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
      (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.1(a);
        (b) Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,
      (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
      (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

          (A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and
          (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 5.1(b);
        (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary generally to its shareholders or to its creditors (other than the Company or another Subsidiary), and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of each press release and other statement made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
        (d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 9(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

        (e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
      (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
      (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
      (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
        (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
        (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes or relating to the ability of a Subsidiary Guarantor to perform its obligations under its respective Subsidiary Guarantee, in each case as from time to time may be reasonably requested by any holder of Notes.
5.2. Officer’s Certificate.
          Each set of financial statements delivered to a holder of Notes pursuant to Section 5.1(a) or Section 5.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish (i) whether the Company was in compliance with the requirements of each of Sections 7.7, 8.2, 8.6, 8.7, 8.8, and 8.9 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
5.3. Inspection.
          The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

6. PAYMENT AND PREPAYMENT OF THE NOTES.
          In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Company will make required offers of prepayment and may make optional prepayments in respect of the Notes as hereinafter provided.
6.1. Certain Prepayments.
     (a) Reserved.
     (b) Other Required Offers of Prepayment.
     (i) If the Company or any of its Subsidiaries makes an Asset Sale (other than any Asset Sale permitted by Section 8.2(a), (b) or (c)) which results in the realization by such Person of Net Cash Proceeds, the Company shall immediately offer to prepay, at par and without premium, an aggregate principal amount of Notes equal to (x) such Net Cash Proceeds that exceed $1,000,000 (such amount of Net Cash Proceeds as the “Note Prepayment Basis”) times (y) (i) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is greater than or equal to 3.50 to 1.00, 75% of such Note Prepayment Basis, (ii) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, 50% of such Note Prepayment Basis, and (iii) if the Leverage Ratio as of the last fiscal quarter preceding such Asset Sale is less than 2.50 to 1.00, 0% of such Note Prepayment Basis, provided however, in the case of clause (y)(iii) that (A) the Required Lenders have approved the release of the Superpriority Amount and such release is effective under the Intercreditor Agreement and (B) the Asset Sale mandatory prepayment provisions (or corresponding provisions) in the Amended and Restated 2006 NPA, the Credit Agreement and the Term Loan Agreement are similar to this Section 6.1(b)(i). Any such offer shall be made and any such prepayment shall be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement and to be reduced by any amounts required to be paid to other Creditors pursuant to the Intercreditor Agreement. Any portion of the Note Prepayment Basis not used to prepay the Notes shall be reinvested in Reinvestment Property so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated or contractually committed to be consummated pursuant to a definitive agreement (and, if so contractually committed, actually reinvested within 270 days of the date of receipt of such Net Cash Proceeds); and provided, however, that any such Net Cash Proceeds not subject to such definitive agreement or so reinvested as required above shall be immediately applied to the prepayment of the Notes as set forth in this Section 6.1(b)(i). As used herein, “Reinvestment Property” means property that is useful in the business of the Company and its Subsidiaries.
     (ii) Upon the sale or issuance by the Company or any of its Subsidiaries of any of its Equity Interests, the Company shall offer to prepay, at par and without premium, an aggregate principal amount of Notes equal to 85%

of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement), immediately upon receipt thereof by the Company or such Subsidiary (such offer to be made and such prepayments to be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement).
     (iii) Upon the incurrence or issuance by the Company or any of its Subsidiaries of any Indebtedness, the Company shall offer to prepay, at par and without premium, an aggregate principal amount of Notes equal to 100% of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement), immediately upon receipt thereof by the Company or such Subsidiary (such offer to be made and such prepayments to be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement).
     (iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Company or any of its Subsidiaries, and not otherwise included in clauses (i), (ii) or (iii) of this Section 6.1(b), the Company shall offer to prepay, at par and without premium, an aggregate principal amount of Notes equal to 100% of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement), immediately upon receipt thereof by the Company or such Subsidiary (such offer to be made and such prepayments to be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Company, and so long as no Default shall have occurred and be continuing, the Company or such Subsidiary may apply such cash proceeds within 180 days after the receipt thereof to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or contractually agree to such replacement or repair within such 180 day period pursuant to definitive agreement (and, if so contractually committed, actually utilized within 270 days of the date of receipt of such cash proceeds); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so applied as required above shall be immediately applied to the prepayment of the Notes as set forth in this Section 6.1(b)(iv).
     (v) Within 15 days after the date that the audited financial statements of the Company are required to be delivered pursuant to Section 5.1(b), commencing with the audited financial statements for fiscal year 2008, and by each such date for each fiscal year thereafter, the Company shall offer to prepay, at par and without premium, Notes in an aggregate principal amount equal to (i) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is greater than or equal to 3.50 to 1.00, 75% of the Excess Cash Flow, if any, for the immediately preceding fiscal year, (ii) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, 50%

of the Excess Cash Flow, if any, for the immediately preceding fiscal year, and (iii) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is less than 2.50 to 1.00, 0% of the Excess Cash Flow for the immediately preceding fiscal year, provided in the case of clause (iii) that (A) the Required Lenders have approved the release of the Superpriority Amount and such release is effective under the Intercreditor Agreement and (B) the Excess Cash Flow mandatory prepayment provisions in the Amended and Restated 2006 NPA, the Credit Agreement and the Term Loan Agreement are similar to this Section 6.1(b)(v) (such offer to be made and such prepayment to be applied as set forth in clause (vi) below and to be subject to the Intercreditor Agreement and in each case to be reduced by any amounts to be paid to the other Creditors pursuant to the Intercreditor Agreement); provided, however, the Excess Cash Flow, if any, to be paid for the fiscal year ending 2008 shall be calculated on Excess Cash Flow, if any, for the last fiscal quarter of fiscal year 2008.
     (vi) Any offer to prepay, at par, required pursuant to Section 6.1(b)(i), (ii), (iii), (iv) or (v) shall (A) be an offer to prepay, at par, each outstanding Note in principal amount ratably, together with interest accrued thereon as of the date of payment, (B) be in writing and shall offer to prepay the Notes ratably on a date which is not less than 30 days and not more than 60 days after the date of the notice of offer, (C) if any Noteholder shall fail to accept in writing such offer of prepayment within 15 Business Days of receipt of the notice of offer, then the amount of such Noteholder’s ratable portion shall be offered, at par and in accordance with this section 6.1(b)(vi), to such other Noteholders as may have accepted such offer, (D) if every Noteholder shall fail to accept in writing such offer of prepayment within 15 Business Days of receipt of the notice of offer, then, the aggregate amount of the Noteholders’ ratable portions shall be offered, at par and in accordance with similar provisions of the Amended and Restated 2004 NPA, to the 2004 Noteholders, and (E) if every Noteholder and every 2004 Noteholder shall fail to accept in writing such offer of prepayment within 15 Business Days of receipt of the notice of offer, then the Company may retain and use in the operation of its business the aggregate amount of the Noteholders’ ratable portions as shall not have been accepted for prepayment of the Notes or the 2004 Notes. Notwithstanding anything in this Section 6.1(b) to the contrary, the application of Net Cash Proceeds required to be made hereunder shall be applied as provided in the Intercreditor Agreement until such time, if any, that the Intercreditor Agreement is no longer in effect.
6.2. Optional Prepayments.
          The Company may, at its option and upon notice as provided below, prepay at any time after June 5, 2009 all, or from time to time any part of, the Notes (in a minimum amount of $5,000,000 and otherwise in multiples of $1,000,000) at the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, without any premium, provided that the Company may not effect any such prepayment directly or indirectly from, or in anticipation of the receipt of, the proceeds (or any part thereof) of any refinancing operation involving
     (a) the issuance or sale of Preferred Stock of the Company or any Affiliate of the Company, if such Stock has a dividend rate lower than 5.78% per annum or is redeemable (other than in liquidation) at the option of the Company or such Affiliate or any holder of such Stock prior to the maturity date of the Notes, or
     (b) the incurring by the Company or any Affiliate of the Company of any Indebtedness having a fixed rate of interest that is lower than 5.78% per annum or a Remaining Average Life less than the Remaining Average Life of the Notes.
          Each notice of prepayment of any of the Notes pursuant to this Section 6.2 shall state that such prepayment is not being effected in contravention of the provisions of this Section.
          The Company will give each holder of Notes written notice of each optional prepayment under this Section 6.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such prepayment (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of Notes (if any) held by such holder to be prepaid (determined in accordance with Section 6.3) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.
6.3. Allocation of Partial Prepayments.
          In the case of a partial prepayment of the Notes pursuant to Section 6.1(a) or Section 6.2, the principal amount of the Notes to be prepaid shall be allocated among all the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
6.4. Maturity; Surrender, etc.
          In the case of each prepayment of Notes pursuant to this Section 6, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
6.5. Purchase of Notes.
          The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the

Notes or (b) pursuant to an offer made by the Company or any such Affiliate to all holders of the Notes to purchase Notes on the same terms and conditions, pro rata among all Notes tendered, which offer shall remain outstanding for a reasonable period of time (not to be less than 30 days).
          Any Notes so repurchased shall immediately upon acquisition thereof be canceled and no Notes shall be issued in substitution or exchange therefor.
          Promptly and in any event within five Business Days after each such purchase of Notes, the Company will furnish each holder of the Notes with a certificate of a Senior Financial Officer describing such purchase (including the aggregate principal amount of Notes so purchased and the purchase price therefor) and certifying that such purchase was made in compliance with the requirements of this Section.
7. AFFIRMATIVE COVENANTS.
          The Company covenants that so long as any of the Notes are outstanding:
7.1. Compliance with Law.
          The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.2. Insurance.
          The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
7.3. Maintenance of Properties.
          The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.4. Payment of Taxes and Claims.
          The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
7.5. Corporate Existence, etc.
          The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 8.2 and 8.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises (as franchisee) of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
7.6. Additional Subsidiary Guarantees; Release of Subsidiary Guarantees.
          If any Subsidiary is or becomes a Domestic Subsidiary, or any Subsidiary provides or has outstanding a Guaranty of Indebtedness outstanding in respect of the Credit Facility Documents or the Term Loan Documents, then the Company will cause such Subsidiary to execute and deliver a Subsidiary Guarantee, unless such Domestic Subsidiary (i) is substantially concurrently merged with or into the Company or any other Subsidiary Guarantor (with the Company or such Subsidiary Guarantor being the surviving Person), or (ii) inactive or has no assets other than the capital stock or other ownership interests of another Domestic Subsidiary. Promptly and in any event within ten Business Days after the execution and delivery of each such Subsidiary Guarantee, the Company will furnish each holder of the Notes with a counterpart of such executed Subsidiary Guarantee, together with an opinion of Armstrong Teasdale LLP or other counsel reasonably satisfactory to the Required Holders (which opinion shall be reasonably satisfactory to the Required Holders and may be subject to customary exceptions, qualifications and limitations under the circumstances) to the effect that such Subsidiary Guarantee has been duly authorized, executed and delivered by such Subsidiary and is valid, binding and enforceable in accordance with its terms. The Company will cause each Subsidiary Guarantee to remain in full force and effect at all times after the execution and delivery thereof. Any Subsidiary, the Voting Equity Interests of which is being disposed of in an Asset Sale in accordance with the provisions of Section 8.2 shall, at the Company’s request, be discharged from all of its obligations and liabilities under its Subsidiary Guarantee by the Required Holders entering into a release in form and substance reasonably satisfactory to the Required Holders, and each Noteholder and each other holder of a Note, by acceptance of such Note, agrees to enter into such a satisfactory release promptly upon request, except that this sentence shall not apply (a) if a Default or Event of Default has occurred and is continuing, (b) to a Subsidiary if any amount is then due and payable under its Subsidiary Guarantee or (c) to a Subsidiary which at the time is a guarantor of any other Indebtedness of the Company or another Subsidiary party to a Subsidiary Guarantee that is not also concurrently being released.
          In furtherance of the preceding paragraph, if Spartech Canada, Inc. shall at any time guarantee any Indebtedness of the Company (whether or not it is a Significant Subsidiary), the Company will cause Spartech Canada, Inc. to execute and deliver a Subsidiary Guarantee and otherwise comply with the requirements of this Section 7.6, prior to or concurrently with the delivery by Spartech Canada, Inc. of any Guaranty in respect of such Indebtedness of the Company.
7.7.	Minimum Company and Subsidiary Guarantor Consolidated Total Operating Income or Consolidated Total Assets.
          The Company shall cause either (a) at least 75% of Consolidated Total Operating Income to be generated by the Company and the Subsidiary Guarantors or (b) 75% of Consolidated Total Assets to be owned by the Company and the Subsidiary Guarantors.
7.8. Collateral.
          The Company shall, and shall cause each Granting Party to, (a) execute the Security Agreement (or a joinder agreement thereto) in order to grant a Lien in all personal property (excluding certain intellectual property agreed to by the Required Holders and covering only 65% of the equity interests of any Foreign Subsidiary) now or hereafter owned by the Company and such Granting Parties, subject only to Permitted Liens, in favor of the Collateral Agent, for the ratable benefit of the Creditors, to secure the Senior Secured Obligations pursuant to the terms and conditions of the Security Documents and (b) deliver such other documentation as the Collateral Agent may request in connection with the foregoing, including without limitation, landlord’s waivers, certified resolutions and other Organization Documents and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder), all in form, content and scope satisfactory to the Collateral Agent. If requested by the Majority Creditors at any time after the Effective Date, the Company and each Granting Party shall enter into and deliver to the Collateral Agent a mortgage, deed of trust or other security document, in form and substance acceptable to the Collateral Agent (a “Mortgage Instrument”), with respect to each owned real property that has an aggregate fair market value of at least $3,000,000 (the “Mortgaged Property”) to secure the Senior Secured Obligations, together with such title insurance policies, evidence of insurance, insurance certificates and endorsements, surveys, appraisals, environmental assessments, consents, estoppels, waivers, subordination agreements, bond resolutions, officers certificates, corporate documents, opinions of counsel, and other documents and instruments as the Collateral Agent shall reasonably request.
7.9. Total Outstandings under Credit Facility Documents.
          Following September 9, 2008, notwithstanding the amount of Aggregate Commitments (as such term is defined in the Credit Facility Documents as in effect on the Effective Date), the Company shall not allow the amount of “Total Outstandings” (as such term is defined in the Credit Facility Documents as in effect on the Effective Date) to exceed $145,000,000 at any time, provided that, at and from such time as (a) the Leverage Ratio determined as of the date of the most recently ended fiscal quarter of the Company is less than 2.50 to 1.00 and (b) the Required Lenders have approved the release of the Superpriority Amount and such release is effective under the Intercreditor Agreement, then the amount of such Total Outstandings shall not exceed $175,000,000 at any time. Notwithstanding the other provisions of this Agreement, so long as “Total Outstandings” are less than or equal to $145,000,000 at such time, the Company shall be permitted to reduce “Aggregate Commitments” (as such term is defined in the Credit Facility Documents) from $175,000,000 to $145,000,000 at such time.
8. NEGATIVE COVENANTS.
          The Company covenants that so long as any of the Notes are outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
8.1. Liens.
          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
     (a) Liens in respect of property of the Company or a Subsidiary existing on the September 4, 2008 and described in Schedule 8.1, and any renewals or extensions thereof, provided (i) the property covered thereby is not changed and (ii) the amount of Indebtedness secured thereby is not increased;
     (b) Liens in respect of property acquired or constructed by the Company or a Subsidiary after the Effective Date, which are created at the time of or within 180 days after acquisitions or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case;
     (i) no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be, and

     (ii) the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;
     (c) Liens in respect to property acquired by the Company or a Subsidiary after the Effective Date, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the Effective Date becomes a Subsidiary or is consolidated with or merged with or into the Company or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Company or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Company or such Subsidiary, as the case may be;
     (d) Liens securing Indebtedness owed by a Subsidiary to the Company or to a Wholly-Owned Subsidiary which is a Subsidiary Guarantor;
     (e) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and
     (j) Liens in respect of property of the Company and its Domestic Subsidiaries to secure the Senior Secured Obligations.

          For purposes of this Section 8.1 any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Company or a Subsidiary shall be deemed to have been created at that time.
8.2. Disposition of Assets.
          Make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (an “Asset Sale”), other than the following:
     (a) Asset Sales in the ordinary course of business;
     (b) Asset Sales of property or assets by a Subsidiary to the Company or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor;
          (c) the Asset Sale as a result of the asset exchange in connection with the Acquisition of assets of a division of an unaffiliated company previously disclosed to the Noteholders; or
     (d) other Asset Sales, provided that in each case
     (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and
     (ii) the aggregate net book value of the property or assets disposed of in such Asset Sale and all other Asset Sales by the Company and its Subsidiaries during the immediately preceding twelve months does not exceed 15% of Consolidated Net Worth (as of the last day of the quarterly accounting period ending on or most recently prior to the last day of such twelve month period).
          For purposes of this Section 8.2, any Voting Equity Interests of a Subsidiary that are the subject of an Asset Sale shall be valued at the greater of (x) the fair market value of such shares as determined in good faith by the Board of Directors of the Company and (y) the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of Voting Equity Interests of such Subsidiary disposed of in such Asset Sale and the denominator is the aggregate number of Voting Equity Interests of such Subsidiary outstanding immediately prior to such Asset Sale.
8.3. Consolidations and Mergers.
          Consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except a Subsidiary may consolidate with or merge with any other corporation or convey or transfer all or substantially all of its assets to (a) the Company (provided that the Company shall be the continuing or surviving corporation) or a then-existing Wholly-Owned Subsidiary that is a Subsidiary Guarantor and (b) any Person in an Asset Sale involving all of the outstanding stock or all or substantially all of the assets of such Subsidiary, in either case subject to the limitation of Section 8.2.
8.4. Loans and Investments.
          Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (collectively, “Investments”), except for:
          (a) Investments held by the Company or any Subsidiary in the form of cash equivalents or short term marketable securities;
          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
          (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;
          (d) pledges or deposits as required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;
          (e) advances, loans, extensions of credit or investments in the ordinary course of business; provided that the aggregate amount thereof shall not exceed $15,000,000;
          (f) Investments incurred in order to consummate Permitted Acquisitions; and
          (g) purchases and other acquisitions by the Company of stock of the Company to the extent permitted by Section 8.13.
8.5. Limitation on Indebtedness.
          Create, assume, incur, guarantee, permit to exist or otherwise become liable in respect of any Indebtedness unless, immediately before and after giving effect thereto, no Default exists or would result therefrom; provided, however, notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Indebtedness outstanding at any time of all Subsidiaries (excluding (i) Guarantees permitted pursuant to clauses (a), (b), (c) and (d) of Section 8.12, (ii) Indebtedness of a Subsidiary existing on July 30, 2008 and described in Schedule 4.13 but no increase of any such Indebtedness, (iii) Indebtedness of a Subsidiary that is a Subsidiary Guarantor owed to the Company or any Subsidiary Guarantor or Indebtedness of a Subsidiary that is not a Subsidiary Guarantor owed to the Company or any other Subsidiary, (iv) Indebtedness under the Financing Documents, and (v) Indebtedness of a Subsidiary secured by Liens permitted pursuant to clause (h) of Section 8.1), exceed in aggregate amount $5,000,000.
8.6. Consolidated Net Worth.
          Permit Consolidated Net Worth at any time to be less than the sum of (i) $350,000,000 plus (ii) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on April 30, 2006 (excluding any fiscal quarter in which Consolidated Net Income is not positive) plus (iii) 85% of the net proceeds of any equity issued by the Company after January 31, 2006, minus (iv) non-cash impairment charges for goodwill, intangible and fixed assets at such time of determination.
8.7. Fixed Charge Coverage Ratio.
          Permit the Fixed Charge Coverage Ratio to be less than (a) 1.50 to 1.00 at the end of any fiscal quarter-end occurring during the period from and including the Effective Date through and including the fourth fiscal quarter of fiscal year 2009, (b) 1.75 to 1.00 at the end of any fiscal quarter-end occurring during the period from and including the first day of the first fiscal quarter of fiscal year 2010 through and including the second fiscal quarter of fiscal year 2010, and (c) 2.25 to 1.00 at the end of any fiscal quarter thereafter.
8.8. Leverage Ratio.
          Permit the Leverage Ratio to exceed (a) 4.35 to 1.00 at any time from and including the Effective Date through and including the day immediately preceding the last day of the fourth fiscal quarter of fiscal year 2008, (b) 4.25 to 1.00 from and including the last day of the fourth fiscal quarter of fiscal year 2008 through and including the day immediately preceding the last day of the first fiscal quarter of fiscal year 2009, (c) 4.00 to 1.00 from and including the last day of the first fiscal quarter of fiscal year 2009 through and including the day immediately preceding the last day of the third fiscal quarter of fiscal year 2009, (d) 3.75 to 1.00 from and including the last day of the third fiscal quarter of fiscal year 2009 through and including the day immediately preceding the last day of the first fiscal quarter of fiscal year 2010, and (e) 3.50 to 1.00 thereafter.
8.9. Sale/Leasebacks.
          Sell, lease, transfer or otherwise dispose of (collectively, a “transfer”) any asset on terms whereby the asset or a substantially similar asset is or may be leased or reacquired by the Company or any Subsidiary over a period in excess of three years, unless after giving effect to such transaction and the incurrence of Attributable Debt in respect thereof, the aggregate Attributable Debt in connection with all sale and leaseback transactions of the Company and its Subsidiaries entered into after the Effective Date in accordance with the provisions of this Section 8.9, does not exceed $10,000,000.

8.10. Transactions with Affiliates.
          Enter into any transaction with any Affiliate of the Company (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company.
8.11. [Reserved].
8.12. Guarantees.
          Create, incur, assume or suffer to exist any Guarantees except:
          (a) endorsements for collection or deposit in the ordinary course of business;
          (b) Guarantees of the Notes and Indebtedness of the Company and its Subsidiaries to the extent such Indebtedness is permitted hereunder, provided that all Guarantees in respect of Swap Contracts shall arise under contracts entered into in the ordinary course of business as bona fide hedging transactions;
          (c) Guarantees of the Company and its Subsidiaries existing as of the Effective Date and listed in Schedule 4.13; and
          (d) Guarantees of the Company or any Subsidiary in respect of the obligations (which do not constitute Indebtedness) of (i) in the case of the Company, any Subsidiary, and (ii) in the case of any Subsidiary, the Company or any Subsidiary of such Subsidiary or any other Subsidiary.
8.13. Restricted Payments.
          Declare or make any Restricted Payment except that (i) any Subsidiary may declare and pay Dividends to (x) the Company, (y) a Subsidiary Guarantor, and (z) the parent of such Subsidiary; and (ii) provided no Default exists or would result therefrom, the Company may pay Dividends not to exceed $1,650,000 in aggregate amount during any fiscal quarter commencing with the Company’s fourth fiscal quarter of fiscal year 2008.
8.14. ERISA.
          Engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $2,000,000; or (b) engage in a transaction that could be subject to section 4069 or 4212(c) of ERISA.
8.15. Change in Business.
          Engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

8.16. Accounting Changes.
          Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.
8.17. Amendment and Waivers of Subordinated Debt.
          Change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument or agreement relating to any Subordinated Debt that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Subordinated Debt, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Debt (including, without limitation, as a result of any redemption), (c) a change in any of the subordination provisions of any Subordinated Debt, or (d) any other change in any term or provision of any Subordinated Debt that could reasonably be expected to have an adverse effect on the interest of the Noteholders.
8.18. Capital Expenditures.
          Permit Capital Expenditures of the Company and its Subsidiaries during (a) fiscal year 2008 to exceed $20,000,000, (b) fiscal year 2009 to exceed $26,000,000, (c) fiscal year 2010 to exceed $28,000,000, and (d) fiscal year 2011 to exceed $32,000,000.
8.19. Credit Facility Documents.
          Except as otherwise provided in the Intercreditor Agreement, change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any Credit Facility Document that would result in (a) an increase in the principal (other than as specifically provided by Section 7.9), interest, overdue interest, fees or other amounts payable under any Credit Facility Document, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, overdue interest, fees or other amounts payable under any Credit Facility Document, (c) the terms and provisions of the Credit Facility Documents, including without limitation the negative covenants and the events of default, being more restrictive to the Company and its Subsidiaries than the terms and provisions of this Agreement, or (d) the Company or any Subsidiary being subject to any prohibition or limitation on making any payment or prepayment under the Financing Documents.
8.20. Term Loan Documents.
          Except as otherwise provided in the Intercreditor Agreement, change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any Term Loan Document that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Term Loan Document, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, overdue interest, fees or other amounts payable under any Term Loan Document, (c) the terms and provisions of the Term Loan Documents, including without limitation the negative covenants and the events of default, being more restrictive to the Company and its Subsidiaries than the terms and provisions of this Agreement, or (d) the Company or any Subsidiary being subject to any prohibition or limitation on making any payment or prepayment under the Financing Documents.
8.21. Amended and Restated 2004 NPA.
               Except as otherwise provided in the Intercreditor Agreement, change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, the Amended and Restated 2004 NPA that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under the Amended and Restated 2004 NPA, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, overdue interest, fees or other amounts payable under the Amended and Restated 2004 NPA, (c) the terms and provisions of the Amended and Restated 2004 NPA, including without limitation the negative covenants and the events of default, being more restrictive to the Company and its Subsidiaries than the terms and provisions of this Agreement, or (d) the Company or any Subsidiary being subject to any prohibition or limitation on making any payment or prepayment under the Financing Documents.
9. EVENTS OF DEFAULT.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
         (a) the Company defaults in the payment of any principal or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
         (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
         (c) the Company defaults in the performance of or compliance with any term contained in Sections 5.1(d), 5.1(e), 7.5, 7.8, 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.13, 8.17, 8.18, 8.19, 8.20 or 8.21; or
         (d) the Company defaults in the performance of or compliance with any term contained herein (other than those specifically referred to in the other paragraphs of this Section 9) and such default is not remedied within 30 days after a Responsible Officer obtains knowledge of such default; or
         (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

     (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $7,500,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been or may be declared (with the giving of notice or otherwise) by the holder or holders thereof to be, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or a sale of assets or other transaction that is permitted if made in connection with a repayment of Indebtedness), the Company or any Subsidiary has become, or (by the giving of notice or otherwise) the holder or holders thereof may cause the Company or any Subsidiary to become, obligated to purchase or repay any Indebtedness before its regular maturity or before its regularly scheduled dates of payment; or
     (g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such Subsidiary, or any such petition shall be filed against the Company or any such Subsidiary and such petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against one or more of the Company and its Subsidiaries which judgments are not, within 60 days after entry thereof, bonded, paid, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

     (j) any Subsidiary Guarantee shall cease to be in full force and effect as an enforceable instrument or any Subsidiary (or any Person at its authorized direction or on its behalf) shall assert in writing that the Subsidiary Guarantee of such Subsidiary is unenforceable in any material respect; or
     (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as used in this clause (k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA); or
     (l) any Security Document after delivery thereof pursuant to the Intercreditor Agreement shall for any reason (other than pursuant to the terms thereof or on account of the Collateral Agent’s election to not take possession of or make certain filings or registrations in respect of certain Collateral) cease or fail to create a valid and perfected first priority Lien (subject only to Permitted Liens) on the property purported to be covered thereby.
10. REMEDIES ON DEFAULT, ETC.
10.1. Acceleration.
          (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 9 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes at the time outstanding to be immediately due and payable.

          (c) If any Event of Default described in paragraph (a) or (b) of Section 9 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Note becoming due and payable under this Section 10.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (x) all accrued and unpaid interest thereon and (y) in the event that such Note shall become due and payable prior to June 5, 2009, the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
10.2. Other Remedies.
          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 10.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
10.3. Rescission.
          At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 10.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 10.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
10.4. No Waivers or Election of Remedies, Expenses, etc.
          No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 13, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 10, including without limitation reasonable attorneys’ fees, expenses and disbursements.
11. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
11.1. Registration of Notes.
          The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
11.2. Transfer and Exchange of Notes.
          Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note as set forth in Exhibit 1.3. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.
          Each Noteholder agrees that the Company shall not be required to register the transfer of any Note to any Person (other than any transferring Noteholder’s nominee) or to any separate account maintained by any transferring Noteholder unless the Company receives from the transferee a representation to the Company (and appropriate information as to any separate accounts or other matters) to the same or similar effect with respect to the transferee as is contained in section 6.2 of the Existing Note Agreement or other assurances reasonably satisfactory to the Company that such transfer does not involve a prohibited transaction (as such term is used in Section 4.12(e). No Noteholder shall be liable for any damages in connection with any such representations or assurances provided to the Company by any transferee.
11.3. Replacement of Notes.
          Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
         (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Noteholder or any other Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
         (b) in the case of mutilation, upon surrender and cancellation thereof, within five Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
12. PAYMENTS ON NOTES.
12.1. Place of Payment.
          Subject to Section 12.2, payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of Citibank, N.A. in New York City. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in New York City or the principal office of a bank or trust company in New York City.
12.2. Home Office Payment.
          So long as a Noteholder or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 12.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Noteholder’s name in Schedule A, or by such other method or at such other address as such Noteholder shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Noteholder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 12.1. Prior to any sale or other disposition of any Note held by such Noteholder or its nominee such Noteholder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 11.2. The Company will afford the benefits of this Section 12.2 to any Institutional Investor that is the direct or indirect transferee of any Note that has made the same agreement relating to such Note as such Noteholder has made in this Section 12.2.
13. EXPENSES, ETC.
13.1. Transaction Expenses.
          Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of the Noteholders’ special counsel and, if reasonably required, local or other counsel) incurred by the Noteholders or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the other Financing Documents or the Security Documents (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the other Financing Documents or the Security Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any thereof, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby or by the Notes, the other Financing Documents or the Security Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the Securities Valuation Office of the National Association of Insurance Commissioners. The Company will pay, and will save each Noteholder and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Noteholder).
          In furtherance of the foregoing, on the Effective Date the Company will pay or cause to be paid the reasonable fees and disbursements and other charges (including estimated unposted disbursements and other charges as of the Effective Date) of the Noteholders’ special counsel which are reflected in the statement of such special counsel submitted to the Company on or prior to the Effective Date. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the Effective Date to the extent such disbursements exceed estimated amounts paid as aforesaid).

13.2. Survival.
          The obligations of the Company under this Section 13 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by a Noteholder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of a Noteholder or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes, the other Financing Documents and the Security Documents embody the entire agreement and understanding between each Noteholder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
15. AMENDMENT AND WAIVER.
15.1. Requirements.
          This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, or 3 hereof, or any defined term (as it is used therein), will be effective as to such holder of Notes unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 10 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or change the rate or the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 6, 9(a), 9(b), 10, 15 or 18.
15.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this

Section 15 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
15.3. Binding Effect, etc.
          Any amendment or waiver consented to as provided in this Section 15 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
15.4. Notes held by Company, etc.
          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
16. NOTICES.
          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to a Noteholder or its nominee, to such Noteholder or its nominee at the address specified for such communications in Schedule A, or at such other address as such Noteholder or its nominee shall have specified to the Company in writing,

     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 16 will be deemed given only when actually received.
17. REPRODUCTION OF DOCUMENTS.
          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each Noteholder on the Effective Date (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Noteholder, may be reproduced by a Noteholder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Noteholder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Noteholder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
18. CONFIDENTIAL INFORMATION.
          For the purposes of this Section 18, “Confidential Information” means information delivered to a Noteholder by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Noteholder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Noteholder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Noteholder or any person acting on its behalf, (c) otherwise becomes known to such Noteholder other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Noteholder under Section 5.1 that are otherwise publicly available. Each Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Noteholder in good faith to protect confidential information of third parties delivered to such Noteholder, provided that such Noteholder may deliver or disclose Confidential Information to (i) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Noteholder’s Notes), (ii) its financial advisors and other professional advisors whose duties require them to hold confidential the Confidential Information substantially in accordance with the terms of this Section 18, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Noteholder sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18), (v) any Person from which such Noteholder offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 18), (vi) any federal or state regulatory authority having jurisdiction over such Noteholder, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Noteholder’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Noteholder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Noteholder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Noteholder’s Notes, this Agreement, the other Financing Documents and the Security Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 18 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 18.
19. MISCELLANEOUS.
19.1. Successors and Assigns.
          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.
19.2. Construction.
          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
19.3. Jurisdiction and Process; Waiver of Jury Trial.
          (a) The Company irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes, the other Financing Documents and the Security Documents. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Company consents to process being served in any suit, action or proceeding of the nature referred to in Section 19.3(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Company at its address specified in Section 16 or at such other address of which each Noteholder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to the Company. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 19 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
          (d) THE COMPANY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE OTHER AGREEMENTS, THE NOTES, THE OTHER FINANCING DOCUMENTS, THE SECURITY DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
19.4. Payments Due on Non-Business Days.
          Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 6.2 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
19.5. Severability.
          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

19.6. Accounting Terms; Pro Forma Calculations.
          All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Company shall not have any Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Company only.
          Any pro forma computation required to be made hereby shall include adjustments (without limitation as to other appropriate pro forma adjustments in accordance with generally accepted financial practice) giving effect to all acquisitions and dispositions made during the period with respect to which such computation is being made as if such acquisitions and dispositions were made on the first day of such period.
19.7. Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
19.8. Governing Law.
          This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
19.9. Subsidiary Guarantors’ Acknowledgment.
          By signing below, each of the Subsidiary Guarantors (i) acknowledges, consents and agrees to the execution, delivery and performance by the Company of this Agreement and the Notes, (ii) acknowledges and agrees that its obligations in respect of the Subsidiary Guarantee are not released, diminished, waived, modified, impaired or affected in any manner by this Agreement or any of the provisions contemplated herein, (iii) ratifies and confirms its obligations under the Subsidiary Guarantee, and (iv) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, the Subsidiary Guarantee.

          If you are in agreement with the foregoing, please sign the form of agreement in the space below provided on a counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

SPARTECH CORPORATION

By:
Name;
Title:

ACKNOWLEDGED AND AGREED TO:
ATLAS ALCHEM PLASTICS, INC.
ALCHEM PLASTICS CORPORATION
ALCHEM PLASTICS, INC.
SPARTECH PLASTICS, LLC
     By:       Spartech Corporation, its sole
                  member
POLYMER EXTRUDED PRODUCTS, INC.
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH INDUSTRIES FLORIDA, INC.
SPARTECH POLYCOM, INC.
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH INDUSTRIES, INC.
ANJAC-DORON PLASTICS, INC.
SPARTECH CMD, LLC
     By:       Spartech Corporation, its sole
                  member
SPARTECH FCD, LLC
     By:       Polymer Extruded Products, Inc.,
 its sole member
SPARTECH SPD, LLC
     By:      Spartech Corporation, its sole
 member
SPARTECH MEXICO HOLDING COMPANY
SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC
     By:       Spartech Mexico Holding Company,
 its sole member
CREATIVE FORMING, INC.
SPARTECH POLYCOM (TEXAS), INC.
ALSHIN TIRE CORPORATION
X-CORE, LLC
     By:      Spartech Industries, Inc.,
its sole member
PEPAC HOLDINGS, INC.

By:
Randy C. Martin
Vice President for all of the above

The foregoing is hereby agreed to as of the date thereof:
[NOTEHOLDER SIGNATURE PAGES]

Schedule A

SCHEDULE B
DEFINED TERMS
          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
          “2004 Noteholders” means the noteholders listed in Schedule A attached to the Amended and Restated 2004 NPA.
          “2004 Notes” means the notes issued pursuant to the Amended and Restated 2004 NPA.
          “2006 Noteholders” means the Noteholders listed in Schedule A attached hereto.
          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of assets of a Person that is accompanied by a long term supply agreement, (c) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.
          “Affiliate” means, at any time, (a) with respect to any Person (including without limitation the Company), any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) with respect to the Company, any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
          “Amended and Restated 2004 NPA” has the meaning specified in Section 3.5(a) hereof.
          “Anti-Terrorism Order” means Executive Order No. 13,244 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
          “Asset Sale” has the meaning specified in Section 8.2 hereof.

          “Attributable Debt” means, as to any particular lease relating to a sale and leaseback transaction, the total amount of rent (discounted semiannually from the respective due dates thereof at the interest rate implicit in such lease) required to be paid by the lessee under such lease during the remaining term thereof. The amount of rent required to be paid under any such lease for any such period shall be (a) the total amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges plus (b) without duplication, any guaranteed residual value in respect of such lease to the extent such guarantee would be included in indebtedness in accordance with GAAP.
          “Bank Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Credit Agreement, or any successor thereto under the Credit Agreement.
          “Business Day” means (a) for the purposes of Section 6.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or St. Louis, Missouri are required or authorized to be closed.
          “Capital Expenditures” means with respect to any Person for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets that are required to be capitalized under GAAP on a balance sheet of such Person.
          “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
          “Capitalized Lease Obligations” means with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “Collateral” means any collateral in which a Lien is granted by any Person to the Collateral Agent to secure the Senior Secured Obligations pursuant to the Security Documents.
          “Collateral Agent” means Bank of America in its capacity as collateral agent for the Creditors, or any successor thereto under the Intercreditor Agreement.
          “Company” means Spartech Corporation, a Delaware corporation.
          “Confidential Information” is defined in Section 18.

          “Consolidated Indebtedness” means, at any date, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense” for any period means the sum for the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and amortization of debt discount and expense).
          “Consolidated Net Income” for any period means the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding
         (a) the proceeds of any life insurance policy,
         (b) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Company or any Subsidiary,
         (c) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary),
         (d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary prior to its becoming a Subsidiary,
         (e) any earnings of a successor to or transferee of the assets of the Company prior to its becoming such successor or transferee,
         (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person, and
         (g) any extraordinary gains not covered by clause (b) above.
          “Consolidated Net Worth” means, at any date, on a consolidated basis for the Company and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value plus (ii) capital in excess of par or stated value relating to capital stock plus (iii) retained earnings (or minus any retained earning deficit) minus (b) the sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.
          “Consolidated Total Assets” means, at any date, for the Company and its Subsidiaries, the total assets as of such date which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

          “Consolidated Total Operating Income” means, for any period, on a consolidated basis in accordance with GAAP for the Company and its Subsidiaries, earnings before Consolidated Interest Expense and income taxes for such period, plus all amounts deducted for other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill) for such period.
          “Credit Agreement” has the meaning specified in Section 3.5(b) hereof.
          “Credit Facility Documents” means the Credit Agreement and any and all promissory notes and other documents and agreements executed and delivered in connection therewith.
          “Creditor” has the meaning specified in the Intercreditor Agreement.
          “Default” means an event or condition the occurrence or existence of which would, with the giving of notice or the lapse of time, or both, become an Event of Default.
          “Default Rate” means that rate of interest that is the greater of (i) 8.82% per annum and (ii) 2% above the rate of interest publicly announced by Citibank, N.A. from time to time at its principal office in New York City as its prime rate.
          “Dividends” means, with respect to any Person, dividends or other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock.
          “Domestic Subsidiary” means any Subsidiary which is organized under the laws of the United States or any state thereof or which at the time is conducting a majority of its business within the United States.
          “EBITDA” for any period means Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses and other non-cash charges (included but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill), (c) income and profits taxes, and (d) cash restructuring expenses; provided, however, the aggregate amount of cash restructuring expenses which may be added to determine EBITDA shall not exceed $5,000,000 for any period of four consecutive fiscal quarters.
          “Effective Date” has the meaning specified in Section 3 hereof.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          “Equity Interest” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
          “Event of Default” is defined in Section 9.
          “Excess Cash Flow” means, for any period for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of, without duplication, in each case for such period (a) the sum of (i) EBITDA (excluding for purposes of the determination of Excess Cash Flow only, the addition of any cash restructuring expenses), (ii) interest income received in cash, and (iii) net decrease (if any) in working capital minus (b) the sum of (i) Restricted Payments, (ii) aggregate amount of federal, state, local and foreign income taxes paid in cash, (iii) unfinanced cash portion of Capital Expenditures, (iv) amounts expended for Permitted Acquisitions, (v) scheduled principal repayments of Indebtedness (other than Indebtedness of the Company or any Subsidiary owing to the Company or another Subsidiary) and, without duplication, payments of such Indebtedness which result in a permanent reduction of any commitment related thereto, (vi) interest and fees in respect of any Indebtedness (other than Indebtedness of the Company or any Subsidiary owing to the Company or another Subsidiary) actually paid in cash, and (vii) net increases (if any) in working capital.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person in excess of $1,000,000 not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
          “Financing Documents” means this Agreement, the Notes and the Subsidiary Guarantees.

          “Fixed Charge Coverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) EBITDA minus (ii) Capital Expenditures, minus (iii) income tax expense to (b) the sum of (i) cash Consolidated Interest Expense, plus (ii) Dividends and (iii) scheduled installment payments of principal of Consolidated Indebtedness, in each case for the four consecutive fiscal quarters most recently ended.
          “Foreign Subsidiary” means each Subsidiary of the Company which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
          “Governmental Authority” means
          (a) the government of
     (i) the United States of America or any State or other political subdivision thereof, or
     (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
          “Granting Party” means each Domestic Subsidiary of the Company.
          “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including without limitation obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
          In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
          “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including without limitation asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
          “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 11.1.
          “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money or its mandatory purchase, redemption or other retirement obligations in respect of mandatorily redeemable Preferred Stock,
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business and not overdue but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property),
     (c) its Capitalized Lease Obligations,
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities),
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money),
     (f) Swap Contracts of such Person, and
     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) above.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
          “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 2% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
          “Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of September 10, 2008, among the Collateral Agent, the Bank Administrative Agent, Calyon New York Branch, the 2004 Noteholders and the 2006 Noteholders and consented to by the Company and each Granting Party, as hereafter amended, modified or supplemented from time to time, substantially in the form of Exhibit 3.5.
          “Investments” has the meaning specified in Section 8.4 hereof.
          “Lenders” means, collectively, the lenders from time to time party to the Credit Agreement.
          “Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Indebtedness as of such date to (b) EBITDA for the four consecutive fiscal quarters most recently ended. For purposes of calculating the Leverage Ratio as at any date, EBITDA shall be calculated on a pro forma basis (as certified by the Company to the each Noteholder) assuming that all Acquisitions made, and all divestitures completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period (but without adjustment for expected cost savings or other synergies).
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
          “Majority Creditors” has the meaning specified in the Intercreditor Agreement.
          “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 6.2 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on (x) the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, or (y) if such on-line market data is not at the time provided by Bloomberg Financial Markets News, on the display designated as “Page 500” on the Telerate service (or such other display as may replace Page 500 on the Telerate service), in any case for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Average Life.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such

Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 6.2 or 10.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 6.2 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
               “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
               “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guarantee.
               “Maximum Amount” means on any date an amount equal to 10% of pro forma consolidated net revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters then most recently ended, determined on a consolidated basis in accordance with GAAP.
               “Mortgage Instrument” has the meaning specified in Section 7.8 hereof.
               “Mortgaged Property” has the meaning specified in Section 7.8 hereof.
               “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
               “Net Cash Proceeds” means:
               (a) with respect to any Asset Sale by the Company or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Company or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Financing Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Company or such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be actually payable as a result of the relevant transaction; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

          (b) with respect to the sale or issuance of any Equity Interest by the Company or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Company or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Company or such Subsidiary in connection therewith.
          “Note Prepayment Basis” has the meaning specified in Section 6.1(b)(i) hereof.
          “Notes” has the meaning specified in Section 1.3 hereof.
          “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
          “Permitted Acquisitions” means an Acquisition (a) which is non-hostile, (b) which occurs when no Default or Event of Default exists or will result therefrom, (c) which after giving effect to which, on a pro forma basis (assuming that such Acquisition had occurred on the last day of the fiscal quarter most recently ended from the date which is one year prior to the date of such Acquisition) no Default or Event of Default will exist; and (d) with respect to which the Required Holders have given their prior written consent. “Permitted Acquisition” shall include the acquisition by the Company of the assets of a division of an unaffiliated company previously disclosed immediately prior to the Effective Date to the Noteholders.
          “Permitted Liens” has the meaning specified in Section 8.1 hereof.
          “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
          “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
          “Preferred Stock", as applied to any Person, means shares or other equity interests of such person that shall be entitled to preference or priority over any other shares of such Person in respect of either the payment of dividends or the distribution of assets upon liquidation, or both.
          “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or otherwise.
          “Reinvestment Property” has the meaning set forth in Section 6.1(b)(i) hereof.
          “Required Holders” means, at any time, the holders of at least a majority in unpaid principal amount of the Notes at the time outstanding.
          “Required Lenders” has the meaning specified in the Credit Agreement.
          “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
          “Restricted Payments” means (i) the authorization, declaration or payment of any Dividend, (ii) the payment, purchase or redemption of principal of or interest on any Subordinated Debt, (iii) Stock Redemptions, (iv) any voluntary or optional prepayment of the Indebtedness under the Credit Facility Documents that permanently reduces the Aggregate Commitments (as defined therein) and (v) any voluntary or optional prepayment of the Indebtedness under the Term Loan Documents.
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Security Agreement” has the meaning specified in Section 3.6 hereof.
          “Security Documents” means the Security Agreement, any Mortgage Instrument, the Intercreditor Agreement and any document related thereto.
          “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
          “Senior Secured Obligations” has the meaning specified in the Intercreditor Agreement.
          “Significant Subsidiary” means, at any date, a Subsidiary (a) which, together with its Subsidiaries, produced more than 5% of Consolidated Net Income for the fiscal year then most recently ended (calculated on a pro forma basis in the case of any Person which became a Subsidiary during or after the end of such fiscal year) or (b) the assets of which, together with the assets of its Subsidiaries, exceeded 5% of the consolidated total assets (fixed and current) of the Company and its Subsidiaries as of the last day of such fiscal year (calculated on a pro forma basis as of the last day of such fiscal year in the case of any Person which became a Subsidiary thereafter).
          “Stock Redemptions” means with respect to any Person any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such capital stock (specifically including, without limitation, a Treasury Stock Purchase), unless such capital stock shall be redeemed or acquired through the exchange of such capital stock with capital stock of the same class or options or warrants to purchase such capital stock.
          “Subordinated Debt” means any Indebtedness of the Company or any Subsidiary which is expressly subordinated to the Notes, at all times pursuant to terms satisfactory to the Required Holders.
          “Subsidiary” means, as to any Person, any corporation or other business entity a majority of the combined voting power of all Voting Equity Interests of which is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
          “Subsidiary Guarantee” is defined in Section 1.5.
          “Subsidiary Guarantors” is defined in Section 1.5.
          “Superpriority Amount” has the meaning specified in the Intercreditor Agreement.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Term Loan Agreement” has the meaning specified in Section 3.5(c) hereof.

          “Term Loan Documents” means the Term Loan Agreement and any and all promissory notes and other documents and agreements executed and delivered in connection therewith.
          “Treasury Stock Purchase” means any purchase, redemption, retirement, defeasance or other acquisition (including any sinking fund or similar deposit for such purpose) by the Company or any Subsidiary of the Company of its capital stock or any warrants, rights or options to acquire such capital stock.
          “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
          “Voting Equity Interests” of any Person means any Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, any Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.
          “Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

Exhibit 1.3
FORM OF NOTE

Exhibit 1.5
FORM OF SUBSIDIARY GUARANTEE
          GUARANTEE AGREEMENT dated as of                     , 20___, made by                                         , a                                            corporation (the “Guarantor”), in favor of the holders from time to time of the Notes referred to below (collectively the “Obligees”).
          WHEREAS, Spartech Corporation, a Delaware corporation (the “Company”), has entered into several Note Purchase Agreements dated as of June 5, 2006 (as amended pursuant to the Amended and Restated Note Purchase Agreement (Initially Dated as of June 5, 2006) dated as of September 10, 2008, and as otherwise modified from time to time, collectively the “Note Agreements” and terms defined therein and not otherwise defined herein are being used herein as so defined) with the institutional purchasers listed in Schedule A thereto, pursuant to which the Company sold and such purchasers purchased $50,000,000 aggregate principal amount of its 5.54% Senior Notes due 2016 (as amended and restated, and as otherwise modified from time to time, collectively, the “Notes”); and
          WHEREAS, it is a requirement of the Note Agreements that the Guarantor shall execute and deliver this Guarantee Agreement;
          NOW, THEREFORE, in consideration of the premises the Guarantor hereby agrees as follows:
          SECTION 1. Guarantee. The Guarantor unconditionally and irrevocably guarantees, as primary obligor and not merely as surety,
     A. the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company arising under the Notes and the Note Agreements, including all extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest (including without limitation interest on any overdue principal, premium and interest at the rate specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to the Company under any chapter of the Bankruptcy Code of 1978, 11 U.S.C. §101 et seq.), Make-Whole Amount, Additional Amounts, fees, expenses, indemnification or otherwise, and
     B. the due and punctual performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed under the Notes and the Note Agreements;
(all such obligations are called the “Guaranteed Obligations”); provided that the aggregate liability of the Guarantor hereunder in respect of the Guaranteed Obligations shall not exceed at any time the lesser of (1) the amount of the Guaranteed Obligations and (2) the maximum amount for which the Guarantor is liable under this Guarantee Agreement without such liability being deemed a fraudulent transfer under applicable Debtor Relief Laws (as hereinafter defined), as determined by a court of competent jurisdiction. As used herein, the term “Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.
          The Guarantor also agrees to pay, in addition to the amount stated above, any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by any Obligee in enforcing any rights under this Guarantee Agreement or in connection with any amendment of this Guarantee Agreement.
          Without limiting the generality of the foregoing, this Guarantee Agreement guarantees, to the extent provided herein, the payment of all amounts which constitute part of the Guaranteed Obligations and would be owed by any other Person to any Obligee but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Person.
          SECTION 2. Guarantee Absolute. The obligations of the Guarantor under Section 1 of this Guarantee Agreement constitute a present and continuing guaranty of payment and not of collectability and the Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Notes and the Note Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Obligee with respect thereto. The obligations of the Guarantor under this Guarantee Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee Agreement, irrespective of whether any action is brought against the Company or any other Person liable for the Guaranteed Obligations or whether the Company or any other such Person is joined in any such action or actions. The liability of the Guarantor under this Guarantee Agreement shall be primary, absolute, irrevocable, and unconditional irrespective of:
     A. any lack of validity or enforceability of any Guaranteed Obligation, any Note, the Note Agreements or any agreement or instrument relating thereto;
     B. any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Note, the Note Agreements or this Guarantee Agreement;
     C. any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure by the Guarantor or other Person liable, or any other guarantee, for all or any of the Guaranteed Obligations;
     D. any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or any other assets of the Company or any other Subsidiary;
     E. any change, restructuring or termination of the corporate structure or existence of the Company or any other Subsidiary; or

     F. any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense, offset or counterclaim available to, or a discharge of, the Company or the Guarantor.
          This Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Obligee, or any other Person upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.
          SECTION 3. Waivers. The Guarantor hereby irrevocably waives, to the extent permitted by applicable law:
     A. promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee Agreement;
     B. any requirement that any Obligee or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral;
     C. any defense, offset or counterclaim arising by reason of any claim or defense based upon any action by any Obligee;
     D. any duty on the part of any Obligee to disclose to the Guarantor any matter, fact or thing relating to the business, operation or condition of any Person and its assets now known or hereafter known by such Obligee; and
     E. any rights by which it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Company or the Guarantor or any other Person.
          SECTION 4. Waiver of Subrogation and Contribution. The Guarantor shall not assert, enforce, or otherwise exercise (A) any right of subrogation to any of the rights, remedies, powers, privileges or liens of any Obligee or any other beneficiary against the Company or any other obligor on the Guaranteed Obligations or any collateral or other security, or (B) any right of recourse, reimbursement, contribution, indemnification, or similar right against the Company, and the Guarantor hereby waives any and all of the foregoing rights, remedies, powers, privileges and the benefit of, and any right to participate in, any collateral or other security given to any Obligee or any other beneficiary to secure payment of the Guaranteed Obligations, until such time as the Guaranteed Obligations have been paid in full.
          SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:
     A. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The execution, delivery and performance of this Guarantee Agreement have been duly authorized by all necessary action on the part of the Guarantor.

     B. The execution, delivery and performance by the Guarantor of this Guarantee Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any Subsidiary of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Guarantor or any Subsidiary of the Guarantor is bound or by which the Guarantor or any Subsidiary of the Guarantor or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any Subsidiary of the Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any Subsidiary of the Guarantor.
     C. The Guarantor and the Company are members of the same consolidated group of companies and are engaged in related businesses and the Guarantor will derive substantial direct and indirect benefit from the execution and delivery of this Guarantee Agreement.
          SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guarantee Agreement and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all Obligees, (i) limit the liability of or release the Guarantor hereunder, (ii) postpone any date fixed for, or change the amount of, any payment hereunder or (iii) change the percentage of Notes the holders of which are, or the number of Obligees, required to take any action hereunder.
          SECTION 7. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and (A) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (B) by registered or certified mail with return receipt requested (postage prepaid), or (C) by a recognized overnight delivery service (with charges prepaid). Such notice if sent to the Guarantor shall be addressed to it at the address of the Guarantor provided below its name on the signature page of this Guarantee Agreement or at such other address as the Guarantor may hereafter designate by notice to each holder of Notes, or if sent to any holder of Notes, shall be addressed to it as set forth in the Note Agreements. Any notice or other communication herein provided to be given to the holders of all outstanding Notes shall be deemed to have been duly given if sent as aforesaid to each of the registered holders of the Notes at the time outstanding at the address for such purpose of such holder as it appears on the Note register maintained by the Company in accordance with the provisions of Section 11.1 of the Note Agreements. Notices under this Section 7 will be deemed given only when actually received.
          SECTION 8. No Waiver; Remedies. No failure on the part of any Obligee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9. Continuing Guarantee. This Guarantee Agreement is a continuing guarantee of payment and performance and shall (A) remain in full force and effect until payment in full of the Guaranteed Obligations and all other amounts payable under this Guarantee Agreement, (B) be binding upon the Guarantor, its successors and assigns and (C) inure to the benefit of and be enforceable by the Obligees and their successors, transferees and assigns.
          SECTION 10. Jurisdiction and Process; Waiver of Jury Trial. The Guarantor irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guarantee Agreement. To the fullest extent permitted by applicable law, the Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          The Guarantor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in this Section 10 brought in any such court shall be conclusive and binding upon the Guarantor subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which the Guarantor is or may be subject) by a suit upon such judgment.
          The Guarantor consents to process being served in any suit, action or proceeding of the nature referred to in this Section 10 by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Guarantor at its address specified in Section 7 or at such other address of which you shall then have been notified pursuant to said Section. The Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to the Guarantor. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any recognized courier or overnight delivery service.
          Nothing in this Section 10 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          THE GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTEE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.
          SECTION 11. [Tax Indemnification.
          11.1. Payments Without Tax Withholding. All payments whatsoever by the Guarantor under this Guarantee Agreement shall be made in the lawful currency of the United States free and clear of, and without reduction or liability for or on account of, any present or future taxes (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), levies, imposts, duties, fees, charges, deductions, withholding, restrictions or conditions or any penalties, interest or additions thereto of any nature whatsoever (herein called “Tax") unless any withholding or deduction for or on account of any Tax is required by law.
          11.2. Gross-Up for Required Tax Withholding. If the Guarantor shall be obligated by law to make any such withholding or deduction for any Tax imposed, levied, collected, assessed or withheld by or within the jurisdiction in which the Guarantor is organized or resident for tax purposes (other than the United States) or any political subdivision or taxing authority thereof or therein or by any other jurisdiction (or any taxing authority thereof or therein) other than the United States from or through which payments under the Guaranteed Obligations by the Guarantor are actually made (hereinafter a “Taxing Jurisdiction”), then the Guarantor will promptly (i) notify the affected holders of Guaranteed Obligations of such requirement, (ii) pay such additional amounts of interest (“Guarantee Additional Amounts”) as may be necessary so that the net amount received by each holder of Guaranteed Obligations (including Guarantee Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted, (iii) make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law and (iv) furnish such holder with the original receipt of such payment from such government or taxing authority (or such other evidence sufficient under United States Treasury Regulations 1.905-2(a)(2) under the Code (or any successor or subsequent provisions) so as to allow such holder to verify that such Tax has been paid to such government or taxing authority). Notwithstanding the provisions of this Section 11, no such Guarantee Additional Amounts shall be payable for or on account of:
     (a) any Tax which would not have been imposed but for (1) the connection of a holder with the Taxing Jurisdiction (other than the mere holding of a Note) including the existence of a permanent establishment or other fixed place of business of such holder in such Taxing Jurisdiction or (2) the appointment by a holder of a collecting agent in such Taxing Jurisdiction;
     (b) any Tax that is imposed or withheld by reason of the failure by the holder of any Note, notwithstanding its legal and practical ability, promptly after becoming a holder of a Note to provide information concerning the nationality, residence or identity of such holder or to make such declaration or other similar claim or report (provided such declaration or claim does not require the holder to reveal any confidential or proprietary tax return or other information and does not require the holder to incur any undue expense) as may be required by a statute, treaty or regulation of the Taxing Jurisdiction as a precondition to exemption from all or part of such Tax; and
     (c) any combination of clauses (A) and (B) above;
provided further, however, that no Guarantee Additional Amounts shall be payable (x) in respect of any Guaranteed Obligation held by a holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such Guaranteed Obligation to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Guarantee Additional Amounts had it been the holder of such Guaranteed Obligation or (y) in respect of any Guaranteed Obligation in excess of the amount which the Guarantor would have been obligated to pay if such Guaranteed Obligation had been beneficially owned at all relevant times by Persons who were resident in the United States for purposes of the income tax treaty in effect between the United States and such Taxing Jurisdiction.
          If the Guarantor fails to pay any withheld or deducted Taxes pursuant to clause (iii) of Section 11.2 in accordance with applicable law, then the Guarantor shall indemnify and hold harmless the affected holder and reimburse such holder for the amount of Taxes imposed on and paid by such holder so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if Taxes on such reimbursement had not been imposed, but excluding any Taxes on such holder’s net income generally or based on such holder’s capital generally.
          11.3. Taxes Imposed by Means Other Than Withholding. If any Taxes are imposed on a holder of a Guaranteed Obligation (other than Taxes imposed by the United States, any State thereof or other political subdivision thereof) with respect to any payment made by the Guarantor hereunder by means other than deduction or withholding and the Guarantor would be obligated to pay Guarantee Additional Amounts to such holder hereunder if such Taxes had been withheld or deducted, the Guarantor shall indemnify and hold harmless each such holder and will upon notice by such holder and provided that reasonable supporting documentation is provided, reimburse each such holder for the amount of (i) any Taxes so levied or imposed and paid to such holder as a result of payments made under or with respect to the Guaranteed Obligation and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i) so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed, but excluding any Taxes on such holder’s net income generally or based on such holder’s capital generally.
          11.4. Tax Information Disclosure. For the avoidance of doubt, nothing herein shall require any Person to disclose any information regarding its tax affairs or computations to the Guarantor other than as shall be necessary to permit the Guarantor to determine whether any Guarantee Additional Amounts would be required to be paid pursuant to the provisions of this Section; provided, however, that no Person shall be obligated to disclose any of its tax returns to the Guarantor or any agent of the Guarantor.

          11.5. Reimbursement of Guarantee Additional Amounts by Holder. If any Taxes imposed on any holder are paid or indemnified against by the Guarantor under this Section 11, and such holder receives a refund of any amount of Taxes paid or reimbursed by such Guarantor and such holder is able, in good faith, to identify the tax refund as being attributable to such payment or reimbursement, such holder shall pay to such Guarantor an amount equal to such refund.
          Section 12. Judgment Currency. Any payment on account of an amount that is payable hereunder by the Guarantor in U.S. Dollars which is made to or for the account of any Obligee in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of such Guarantor’s obligation under this Guarantee Agreement only to the extent of the amount of U.S. Dollars which such Obligee could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of U.S. Dollars that could be so purchased is less than the amount of U.S. Dollars originally due to such Obligee, the Guarantor agrees, to the fullest extent permitted by law, to indemnify and save harmless such Obligee from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guarantee Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Obligee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
          SECTION 13.]* Governing Law. This Guarantee Agreement shall be construed and enforced in accordance with, and the rights of the Guarantor and the Obligees shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*	Bracketed Sections 11 and 12 to be inserted if the Guarantor is a Subsidiary with a jurisdiction of incorporation outside the United States.

          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

[GUARANTOR]

By
Title:

Address:

Attention:
Telephone: Telecopy:

Exhibit 3.4
FORM OF OPINION OF SPECIAL COUNSEL FOR COMPANY

Exhibit 3.5
FORM OF INTERCREDITOR AGREEMENT

Schedule 4.4
SUBSIDIARIES

Schedule 4.10(c)
REAL PROPERTY

Schedule 4.10(d)
LEASES

Schedule 4.11
LICENSES, ETC.

Schedule 4.13
EXISTING INDEBTEDNESS

Schedule 8.1
LIENS